Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

IceCure Medical Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
Fees Previously Paid	Equity	Ordinary shares, no par value	457	(c)	11,485,697	(1)	$10.48	(2)	$120,370,105	0.0001091	$13,132.38
	Total Offering Amounts
	Total Fees Previously Paid										$13,132.38
	Total Fee Offsets										$—
	Net Fee Due										$0.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s ordinary shares as reported on the Tel Aviv Stock Exchange on August 8, 2021. Share prices in New Israeli Shekels are translated (solely for the purpose of calculating the registration fee) using the rate of 3.217 NIS to $1.00, the representative rate of exchange as of August 8, 2021 as published by the Bank of Israel.